Registration No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        LIBERTY FINANCIAL COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

             Massachusetts                               04-3260640
   (State or other jurisdiction of          (I.R.S. employer identification no.)
    incorporation or organization)

                   600 Atlantic Avenue, Boston, MA 02210-2214
               (Address of principal executive offices) (Zip Code)


         Liberty Financial Companies, Inc. Savings and Investment Plan
                            (full title of the Plan)

                              John A. Benning, Esq.
                    Senior Vice President and General Counsel
                        Liberty Financial Companies, Inc.
                               600 Atlantic Avenue
                              Boston, MA 02210-2214
                     (Name and address of agent for service)

                                 (617) 722-6000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

=============================================================================================
                                            Proposed            Proposed
Title of securities     Amount to be         Maximum            Maximum           Amount of
 to be registered      Registered (1)    Offering Price         Aggregate        Registration
                                          Per Share (2)    Offering Price (2)        Fee


Common Stock,
$.01 par value (3)...  25,000 shares       $33.4375(3)       $835,937.50(3)          $254
=============================================================================================

(1) Plus such additional number of shares as may be required pursuant to the plans in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the last reported sale price of the Registrants Common Stock on August 7, 1998, as reported by the New York Stock Exchange, Inc.

(3) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                                EXPLANATORY NOTE

        The Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to 25,000 shares of Common Stock, $.01 par value per share, of Liberty Financial Companies, Inc. (the "Company") that have been reserved for issuance under the Company's Savings and Investment Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to such plan.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.         Incorporation of Documents by Reference

        The following documents are hereby incorporated by reference in this Registration Statement:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

        (b) The Company's Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

        (c) The description of the Company's Common Stock incorporated by reference into the Company's registration statement on Form 8-A filed with the Commission on March 24, 1995 from the Company's registration statement on Form S-4 (SEC File No. 33-88824) initially filed with the Commission on January27, 1995.

        In addition, all documents filed by the Company or the Company's Savings and Investment Plan after the initial filing date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which de-registers all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.         Description of Securities

                Not applicable.

Item 5.         Interests of Named Experts and Counsel

                Not applicable.

Item 6.         Indemnification of Officers and Directors

        The Restated Articles of Organization of Liberty Financial Companies, Inc. (the "Company") provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for approving a dividend, stock repurchases or other distributions to stockholders that would result in personal liability to the directors under
Section 61 or Section 62 of Chapter 156B of the General Laws of Massachusetts or
(iv) for any transaction in which the director derived an improper personal benefit.

        Section 67 of Chapter 156B of the General Laws of Massachusetts provides that to the extent specified in or authorized by the articles of organization, a by-law adopted by shareholders or a resolution adopted by the holders of the majority of shares of stock entitled to vote on the election of directors, a corporation can indemnify directors, officers and other employees or agents of the corporation except as to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was in the best interests of the corporation. The Company's Restated Articles of Organization generally require the Company to indemnify directors and officers to the fullest extent permissible under Massachusetts law. The Registration Rights Agreement dated as of March24, 1995 between the Company and Liberty Mutual Insurance Company ("Liberty Mutual") provides for indemnification of Liberty Mutual and its directors, officers and affiliates in certain circumstances. The Intercompany Agreement dated as of March 24, 1995 between the Company and Liberty Mutual provides for indemnification of Liberty Mutual against certain civil liabilities, including liabilities under the Securities Act, relating to misstatements in or omissions from this Registration Statement.

Item 7.         Exemption from Registration Claimed.

                Not applicable.

Item 8.         Exhibits.

                4.1     Specimen Stock Certificate*

                5.1 Opinion of John A. Benning, Esquire as to the legality of the shares being registered.

                23.1    Consent of KPMG Peat Marwick LLP.

                23.2    Consent of Ernst & Young LLP.

                24.1    Power of Attorney.**

                99.1    The Registrant's Savings and Investment Plan

------------------
*Incorporated by reference from the Registrant's Registration Statement on Form S-4 (SEC File No.33-88824), initially filed with the Commission on January27, 1995.

**Incorporated by reference from the Registrant's Registration Statement on Form S-3 (SEC File No. 333-20067), filed with the Commission dated January 21, 1997.

Item 9.         Undertakings

        (a)     The Company hereby undertakes:

                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts on August 12, 1998.

                                Liberty Financial Companies, Inc.
                                (Registrant)



                                By: /s/ Kenneth R. Leibler*
                                    -----------------------------
                                    Kenneth R. Leibler
                                    Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 12, 1998 by the following persons in the capacities indicated.

Name                                Capacity
----                                --------

/s/ Kenneth R. Leibler*             Chief Executive Officer, President (Principal
---------------------------         Executive Officer) and Director
Kenneth R. Leibler

/s/ J. Andrew Hilbert               Senior Vice President and Chief Financial Officer
---------------------------
J. Andrew Hilbert

/s/ Gregory H. Adamian*                                 Director
---------------------------
Gregory H. Adamian

/s/ Gerald E. Anderson*                                 Director
---------------------------
Gerald E. Anderson

/s/ Michael J. Babcock*                                 Director
---------------------------
Michael J. Babcock

/s/ Gary L. Countryman*                                 Chairman and Director
---------------------------
Gary L. Countryman

/s/ Paul J. Darling, II*                                Director
---------------------------
Paul J. Darling, II

                                      II-4


/s/ David F. Figgins*                                   Director
---------------------------
David F. Figgins

/s/ John B. Gray*                                       Director
---------------------------
John B. Gray

                                                        Director
---------------------------
John P. Hamill

/s/ Marian L. Heard*                                    Director
---------------------------
Marian L. Heard

/s/ Raymond H. Hefner, Jr.*                             Director
---------------------------
Raymond H. Hefner, Jr.

/s/ Edmund F. Kelly*                                    Director
---------------------------
Edmund F. Kelly

/s/ Sabino Marinella*                                   Director
---------------------------
Sabino Marinella

/s/ Ray B. Mundt*                                       Director
---------------------------
Ray B. Mundt

/s/ Glenn P. Strehle*                                   Director
---------------------------
Glenn P. Strehle

/s/ Stephen J. Sweeney*                                 Director
---------------------------
Stephen J. Sweeney




                                        *By  /s/ John A. Benning
                                             -----------------------------
                                             John A. Benning
                                             Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit Number

5.1 Opinion of John A. Benning, Esquire as to the legality of the shares being registered

23.1    Consent of KPMG Peat Marwick LLP

23.2    Consent of Ernst & Young LLP

99.1    The Registrant's Savings and Investment Plan